Exhibit 99.7
METROSPACES ISSUES LETTER TO SHAREHOLDERS WITH DETAILED REPORTING ON NEW LOI TO ACQUIRE FRONT BEACH LOT FOR 95-ROOM LUXURY HOTEL

MIAMI, FL-(PRNEWSWIRE (September 25th, 2013) Metrospaces, Inc. (OTCQB: MSPC ) Today issued a letter to shareholders explaining in more detail the Margarita Island hotel project, which includes certain forward-looking limited economic forecasts on the project

LETTER TO OURSHAREHOLDERS

To Metrospaces Inc.  Shareholders:

As we begin this new exciting phase in the Company’s development as a publicly traded company, we are obligated to always look carefully at new opportunities at generating consistent and clear shareholder value.  The purpose of taking our company public was to be able to access capital markets and execute for our shareholders, the sort of projects we have been involved in for the last 8 years as principals.  We will continue to have a strong focus on mid-sized luxury residential and apart-hotels such as La Tour 320 and Chacabuco 1353 in Buenos Aires, Argentina, since they provide for consistent cash flow, are easily financed and very liquid.  However, our experience in branded hotel development will certainly be were as a company, Metrospaces will make its mark and create a lot of shareholder value in the meantime.

 In reference to our press release of September 24th, Playa Manzanillo is one of Margarita Island’s most re-known private beaches.  It is of splendid beauty, secluded and very well highly sought out by daily users, since it’s currently open to general public for the time being.  The fact that it’s completely private makes it an absolutely perfect location for a high-end beach hotel and spa.  It is currently owned by an Italian development group that was looking for experienced operating partners in the region.  Our agreement with the current owners is a staged acquisition were Metrospaces will initially acquire up to 60% of the project up to completion, and   another 20% after completion for a total of 80% ownership.  The project will be financed by a combination of internal working capital, seller’s financing and senior construction loan from a commercial bank in Venezuela.  This project will be executed under the highest luxury standards for a beach-front hotel and spa.  Additionally, it will have 12 luxury villas sold under fractional ownership, from which we expect   sales   in the order of approximately $16M.  Total approximate project costs are estimated at $13M (total costs includes, land construction, legal, marketing and other expenses).  Our financial forecast on the project yields that   hotel development can be fully paid for with the operating income from the villas real estate project.  This would allow us to keep the hotel free and clear, even after senior loan payback.   Current   acquisitions for hotels in Margarita Island have been executed at valuations of 5-8 X EBITDA.  Total project costs, including marketing, land and construction is expected to come in at approximately $13M.   Additionally, we expect hotel operations to generate revenue of approximately $10M with a 35% EBITDA once stabilized.   At that time, the company will determine whether to sell the hotel and move on to a new project, or keep it as an ongoing operation.  In either case, we expect the hotel side of the business to be equally successful, since we will take advantage of an increasing international tourist demand a growing high-level class in Venezuela that is now making the national market just as interesting as the international market.  Margarita Island has a near-historic high occupancy rates so we believe this is the perfect timing for this project, and we expect this to be the first of many more to come.    We expect to close on the land in the next 60 days.

Last but certainly not the least, we want to thank all our new shareholders for taking an interest in our story and has given us the chance to be were  are currently at!  We will continue to work very hard to make your investment in our company a success!

Metrospaces was originally founded by company President Oscar Brito.
Six years ago Metrospaces shareholders saw a unique opportunity to participate in several exciting property markets around the world. Through their world-wide network of highly recognized real estate entrepreneurs, the company was able to capitalize on unique real estate development opportunities. Since Inception the company has leveraged those relationships along with extensive  financial expertise and transformed excellence  by results.

Metrospaces is a boutique real estate development company, a product of the alliance of Metrospace shareholders, along with an elite group of real estate professionals and entrepreneurs located around the world. Company shareholders have extensive careers in real estate financing worldwide, and have funded projects both  in the America’s and across Europe valued in excess of US $350Million.

Metrospaces’ majority shareholders has partnered with Investors on Elite properties including The London  BLVGARI 5 Star Hotel, and is currently involved in negotiations for the development of several Elite luxury properties in South America.

Among Metrospace partners are Architects, Real Estate Developers, Agents and Attorneys of the highest standing, with extensive experience in the global property market.

About Metrospaces:

Metrospaces www.metrospaces.net  is a publicly traded real estate investment and Development Company which acquires land, designs, builds, and develops then  resells condominiums and Luxury  High-End Hotels, principally in urban areas of Latin America. The company’s current projects are located in Buenos Aires, Argentina, and Caracas, Venezuela.

About Playa Manzanillo:

Playa Manzanillo is a privately-owned beach located on the northern coast of Margarita Island, Venezuela.  It is owned by Caimen Beach, C.A. a land-holding company and is part of  a lot that has a  total of 1 million m2 of beach-front land in Margarita Island.
For more information:
http://www.tripadvisor.com/Search-g150791-a_lang.es-p3826-qplaya+manzanillo+margarita-Manzanillo_Pacific_Coast.html?q=playa+manzanillo+margarita&lang=+es&geo=150791&pid=3826&returnTo=http%253A__2F____2F__www__2E__tripadvisor__2E__com__2E__ar__2F__SmartDeals__2D__g150791__2D__Manzanillo__5F__Pacific__5F__Coast__2D__Hotel__2D__Deals__2E__html

http://www.venezuelatuya.com/margarita/playaseng.htm

Relevant Links:
www.metrospaces.net

Safe Harbor Statement.
Statements in this news release may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release and Metrospaces Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release.

Company Contact: Tel: 305-600-0407
Investor Relations: investors@metrospaces.net